Exhibit 10.1

EMPLOYMENT AGREEMENT
THIS AGREEMENT (the “Agreement”) is made and entered into on November 17, 2017 to be effective as of January 1, 2018 (the “Effective Date”), by and among ATLANTIC CAPITAL BANCSHARES, INC., a Georgia corporation (the “Holding Company”); ATLANTIC CAPITAL BANK, N.A., a wholly-owned banking subsidiary of the Holding Company (the “Bank”) (collectively, the “Employers”); and DOUGLAS L. WILLIAMS (“Executive”).
WITNESSETH:
WHEREAS, Employers have previously entered into an employment agreement with Executive effective as of January 1, 2015, as amended July 20, 2017 (the “Original Agreement”);
WHEREAS, the Original Agreement terminates on December 31, 2017 pursuant to its terms;
WHEREAS, the Boards of Directors (or the “Boards”) of Employers consider the establishment and maintenance of highly competent and skilled management personnel for the Bank and the Holding Company to be essential to protect and enhance their best interests, and are desirous of inducing Executive to remain in the employ of the Holding Company and the Bank, subject to the Agreement’s terms and conditions;
WHEREAS, Executive desires to remain employed by Employers, subject to the Agreement’s terms and conditions; and
WHEREAS, the parties agree that, from and after the Effective Date of this Agreement, the provisions of this Agreement shall supersede the terms of the Original Agreement and control with respect to the parties’ rights and obligations resulting from Executive’s employment with Employers.
NOW, THEREFORE, for and in consideration of the Agreement’s mutual covenants, and other good and valuable consideration (including benefits to which Executive is not otherwise entitled), the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Definitions. In addition to other terms defined in the Agreement, the following terms used in this Agreement shall have the following meanings:
(a)    “Base Salary” shall mean the annual base cash compensation (excluding Incentive Compensation as defined in Agreement paragraph 4(b) and other benefits) payable to Executive pursuant to Agreement paragraph 4(a).
(b)    “Change of Control” shall be deemed to have occurred:
(i)    Upon the consummation of any transaction in which any person, partnership, financial institution, corporation, other organization or group, acting alone or in concert, shall own, control, or hold the power to vote more than forty percent (40%) of the voting securities of the Bank or the Holding Company; provided, however, that “Change of Control” shall not include (A) the purchase by underwriters of voting securities of the Bank or the Holding Company pursuant to a bona fide underwritten public offering of such securities or (B) if the power to vote more than forty percent (40%) of the voting securities of the Bank or the Holding Company results from an acquisition by the Bank or the Holding Company, by any employee benefit plan (or related trust) sponsored or maintained by the Bank or the Holding Company or by any person, partnership, financial institution, corporation, other organization or group pursuant to a transaction that would not constitute a Change in Control under subsection (b)(ii) below;
(ii)    Upon the consummation of any transaction in which the outstanding voting securities of the Holding Company or the Bank, or substantially all of the assets of the Holding Company or the Bank, shall be sold or transferred to, or consolidated or merged with, another financial institution, corporation or other organization unless immediately following such transaction all or substantially all of the persons who were beneficial owners of the voting securities of the Holding Company own, directly or indirectly, no less than a majority of the outstanding voting shares of the parent or surviving corporation, in substantially the same proportion as their ownership of such voting securities immediately prior to such transaction;
(iii)    If, within any rolling twelve-month period (beginning on or after the Effective Date) the persons who were directors of the Holding Company immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors; provided that any director who was not a director as of the beginning of such twelve-month period shall be deemed to be an Incumbent Director if that director were elected to the Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director; or
(iv)    A complete liquidation or dissolution of the Holding Company or the Bank except pursuant to a transaction that would not constitute a Change in Control under subsection (b)(ii) above.
(c)    “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
(d)    “Disability” shall mean a condition for which benefits would be payable to Executive under any long-term disability insurance coverage (without regard to the application of any elimination period requirement) then provided to Executive by Employers; or, if no such coverage is then being provided, the inability of Executive to perform the material aspects of Executive’s duties under this Agreement with or without reasonable accommodation for a period of at least ninety (90) substantially consecutive days, as determined by an independent physician selected by Employers with Executive’s consent, which consent shall not be unreasonably withheld.
(e)    “Event of Termination” shall mean (i) Executive’s termination of his employment under this Agreement for Good Reason or (ii) Employers’ termination of Executive’s employment under this Agreement for any reason other than (A) Termination for Cause, (B) termination following a Disability or (C) termination due to death.
(f)    “Good Reason” shall mean if, (x) during the term of Executive’s employment under this Agreement and (y) without Executive’s consent, the circumstances of Executive’s employment as provided in Agreement paragraphs 2, 3, 4, 5, and 6 of this Agreement have been materially and adversely altered by Employers, whether by:
(i)    any material and adverse breach of this Agreement by Employers (including the failure of Employers to comply with the material provisions of Agreement paragraphs 2, 3, 4, and 5 of this Agreement but not including a reduction in Executive’s Base Salary in connection with a proportionate reduction in the base salaries of all other senior executives);
(ii)    any material and adverse change in the title, reporting relationship(s), authority, duties or responsibilities of Executive;
(iii)    any assignment of duties that are materially and adversely inconsistent with Executive’s position and duties described in this Agreement;
(iv)    the failure of Employers to assign this Agreement to a successor in interest or the failure of the successor in interest to explicitly assume and agree to be bound by this Agreement;
(v)    the failure of Executive to be elected or re-elected to Employers’ Boards of Directors, unless circumstances exist that would enable Employers to terminate Executive’s employment for Cause; or
(vi)    the relocation of Executive to any principal place of employment other than at the Employers’ main office in Atlanta, Georgia, or at such other location within thirty (30) miles of the main office in Atlanta, Georgia, as Employers may from time to time designate, or any requirement of Employers that Executive relocate his residence outside the Atlanta-Sandy Springs-Roswell, Georgia Metropolitan Statistical Area; provided, however, that this subparagraph (vi) shall not apply in the case of business travel which requires Executive to relocate temporarily for periods of ninety (90) days or less.
Notwithstanding the foregoing, no event shall constitute Good Reason unless Executive notifies Employers’ Boards of Directors in writing regarding the existence of the condition(s) constituting Good Reason no later than thirty (30) days after Executive knows or should reasonably know of the condition(s), Employers do not cure said condition within thirty (30) days after their receipt of Executive’s written notice and, in the event Employers do not cure said condition, Executive terminates his employment within thirty (30) days after the period for curing said condition has expired.
(g)    “Termination for Cause” shall have the meaning provided in Agreement paragraph 7(a).
2.    Employment. Employers agree to continue to employ Executive, and Executive agrees to continue to accept such employment, as Chief Executive Officer of the Bank and the Holding Company, and, effective as of December 22, 2017, to also serve as President of the Bank and the Holding Company, for the period stated in Agreement paragraph 3(a) (unless earlier terminated as set forth in this Agreement) upon the terms and conditions set forth in this Agreement. Executive agrees to perform faithfully such duties, responsibilities, and authorities as are customary for the Chief Executive Officer and President (as applicable) of businesses of similar size and businesses as Employers as they may exist from time to time and as are consistent with such positions and status and such other duties, responsibilities and authorities as Employers’ Boards of Directors may assign to him from time to time to the extent not materially and adversely inconsistent with Executive’s position as Chief Executive Officer and President or his duties described in this Agreement. At all times, Executive shall manage and conduct the business of Employers in accordance with the policies of Employers’ and in compliance with applicable law, rules and regulations. Executive shall report to Employers’ Boards of Directors, and responsibility for the supervision of Executive shall rest with the Boards of Directors of Employers, which shall review Executive’s performance at least annually. Employers’ Boards of Directors shall also have the authority to terminate Executive, subject to the provisions outlined in Agreement paragraphs 6 and 7.
3.    Term and Duties.
(a)    Term of Employment. This Agreement and the period of Executive’s employment under this Agreement shall be deemed to have commenced as of the Effective Date and shall continue for a period of thirty-six (36) full calendar months (the “Employment Term”), unless earlier terminated pursuant to Agreement paragraphs 6 or 7.
(b)    Performance of Duties. During the period of employment under this Agreement, except for periods of illness, disability, reasonable vacation periods, and reasonable leaves of absence, all subject to policies generally applicable to senior executives of the Holding Company or the Bank, Executive shall devote substantially all of his business time, attention, skill, and efforts to the faithful performance of his Agreement duties. Executive shall be eligible to participate as a member in community, civic, religious, or similar organizations, and may pursue personal investments, which in either event, do not present any material conflict of interest with Employers (except with prior written approval by the Boards of Directors), or unfavorably affect the performance of Executive’s duties pursuant to this Agreement. In addition and as applicable, Executive shall be entitled to serve as a member of the boards of directors/trustees of such other public and/or private companies or organizations as the Boards of Directors of Employers shall pre-approve in writing.

(c)    Office of Executive. The office of Executive shall be located at the Bank’s main office in Atlanta, Georgia, or at such other location within thirty (30) miles of the main office in Atlanta, Georgia, as Employers may from time to time designate.
(d)    No Other Agreement. Executive shall have no employment contract or other written or oral agreement concerning employment with any organization, entity or person other than Employers during the term of his employment under this Agreement, except for such arrangements as the Boards of Directors of Employers shall pre-approve in writing.
(e)    Membership on Employers’ Boards of Directors. Subject to an annual election for membership on Employers’ Boards of Directors, Executive shall serve on the Boards of Directors of Employers.
(f)    Resignation from the Boards of Directors And Other Positions. If Executive’s employment with Employers is terminated by Employers for any reason, or if Executive terminates employment with Employers for any reason, then Executive agrees that he shall tender his resignation from the Boards of Directors of Employers and from any company affiliated with Employers for which Executive serves as a director or officer at the time of his employment termination or resignation. The decision whether to accept such resignation shall be within the sole discretion of the Boards of Directors of Employers and any such affiliated company.
4.    Compensation.
(a)    Base Salary. Subject to the provisions of Agreement paragraphs 6 and 7, Employers shall pay Executive, as compensation for serving as the Chief Executive Officer of Employers, and, commencing December 22, 2017, as President of Employers, an initial Base Salary of $439,212 per year (prorated for any partial year); such initial Base Salary, or any increased Base Salary, shall be payable in substantially equal installments in accordance with Employers’ normal pay practices, but not less frequently than monthly. Executive’s Base Salary shall be reviewed and approved at least annually by Employers’ Boards of Directors or the Joint Compensation Committee of the Boards of Directors of Employers (the “Compensation Committee”). The Boards of Directors or the Compensation Committee, if warranted in their sole discretion, may increase Executive’s Base Salary to reflect Executive’s performance. The Boards of Directors or the Compensation Committee may not decrease Executive’s Base Salary unless all base salaries of other senior executives are decreased proportionately.
(b)    Incentive Compensation. Executive shall be eligible to participate in any short-term incentive plan (“STIP”) and long-term incentive plan (“LTIP”) (or, in each case, successor plans or arrangements) as may be established by Employers for senior executives at levels comparable to those offered to other senior executives, with award opportunities established for each applicable performance period by the Boards or the Compensation Committee (respectively, “Short-Term Incentive Compensation” and “Long-Term Incentive Compensation” and together “Incentive Compensation”). Threshold, target, superior and maximum corporate performance levels may be established by the Boards or the Compensation Committee for each performance period based on earnings growth, profitability, asset quality and/or other performance metrics as determined by the Boards or the Compensation Committee and shall be subject to the terms of the specific plan and award agreement (or other similar documentation). Specific STIP and LTIP criteria may change from time to time. Entitlement to and payment of Incentive Compensation is subject to the discretion and approval of the Boards or the Compensation Committee. Any Short-Term Incentive Compensation shall be payable, in the discretion of the Boards or the Compensation Committee, in cash or shares of Holding Company common stock (or a combination thereof) by no later than March 15 of the year following the calendar year in which the STIP award is earned, in accordance with Employers’ normal practices for the payment of Short-Term Incentive Compensation (or otherwise in a manner intended to be exempt from, or to comply with Code Section 409A). To be entitled to any payment of Short-Term Incentive Compensation from Employers, Executive must be employed by an Employer on the last day of the applicable performance period to which the Short-Term Incentive Compensation relates except as otherwise provided in Agreements paragraph 6 and 7 herein. Any Long-Term Incentive Compensation earned shall be payable, in the discretion of the Boards or the Compensation Committee, in cash or shares of Holding Company common stock (or a combination thereof) by no later than March 15 of the year immediately following the end of the applicable performance year period, in accordance with Employers’ normal practices for the payment of Long-Term Incentive Compensation (or otherwise in a manner intended to be exempt from, or comply with, Code Section 409A). To be entitled to any payment of Long-Term Incentive Compensation from Employers, Executive must be employed by an Employer on the last day of the applicable performance period to which the Long-Term Incentive Compensation relates, except as otherwise provided in Agreements paragraphs 6 and 7 herein and subject to LTIP terms.
(c)    Equity Awards. Executive shall be eligible to participate in any stock option, restricted stock award, restricted stock unit or other equity incentive plans offered by Employers at a level comparable to that offered to other senior executives. Any such equity awards shall be subject to the terms and conditions of the applicable stock plan and applicable award agreements and further subject to such terms and conditions as may be established by the Boards or the Compensation Committee.
(d)    Reimbursement of Expenses. Subject to Agreement paragraph 7(e), Employers shall pay or reimburse Executive for all reasonable travel and entertainment expenses incurred by Executive in the performance of his obligations and duties under this Agreement, as provided in Employers’ policies and procedures, and as Employers’ Boards of Directors have adopted or may adopt in the future. In the event of Executive’s termination of employment pursuant to Agreement paragraph 6 or Agreement paragraph 7, Executive shall be entitled to reimbursement of reasonable unreimbursed expenses incurred by Executive prior to his termination of employment, subject to the terms of this Agreement paragraph 4(d) and Agreement paragraph 7(e).
(e)    Term Life Insurance. Employers shall, during the term of this Agreement, obtain and own a policy of insurance on the life of Executive, subject to Executive’s insurability, in the amount of $1,000,000, and Employers shall be responsible for the payment of all premiums due and payable under said policy of insurance during the term of Executive’s employment. Executive shall be the sole beneficiary under this life insurance policy, with Executive’s estate being entitled to receive $1,000,000 of the benefits due under the policy in the event of Executive’s death.
5.    Participation in Benefit and Other Plans.
(a)    Incentive, Savings, Retirement and Other Plans; No Duplicate Benefits. During the term of Executive’s employment under this Agreement, Executive shall be entitled to participate in all other incentive, stock option, stock appreciation right, restricted stock award, restricted stock unit, savings, and retirement plans, practices, policies, and programs applicable generally to senior executives of Employers, on a comparable basis as applicable to such other senior executives, and consistent with Executive’s positions with the Holding Company and the Bank, in accordance with and subject to the terms of such plans, practices, policies and programs. Notwithstanding the foregoing, Executive acknowledges and agrees that, in the event that he is a participant in Employers’ Change in Control Plan, 2017 Change in Control Plan, Severance Plan and/or similar plans or arrangements, he shall not be entitled to duplicate severance and/or change in control benefits under both this Agreement (including but not limited to benefits pursuant to Agreement paragraph 6 and/or Agreement paragraph 7) and such other plans and arrangements, and that any severance and/or change in control benefits he receives under this Agreement shall be in lieu of comparable benefits under such other plans or arrangements.
(b)    Health and Welfare Benefit Plans. During the term of Executive’s employment under this Agreement, Executive and/or Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under any health and welfare benefit plans, practices, policies and programs provided by Employers, to the extent applicable generally to senior executives of Employers and subject to the terms, conditions, and eligibility requirements therefore as may be prescribed by Employers or set forth in the terms of such plans, practices, policies and programs from time to time.
(c)    Vacation and Sick Leave. Executive shall be entitled, without loss of pay, to be voluntarily absent from work or the performance of his work duties under this Agreement as recited below, all voluntary absences to count as vacation time, provided that:
(i)    Executive shall be entitled to not less than four (4) weeks of annual paid vacation or the amount of vacation in accordance with the policies that the Boards of Directors of Employers periodically establish for senior management employees of Employers.
(ii)    Executive shall not receive any additional compensation from Employers on account of his failure to take a vacation, and Executive shall not accumulate or carryover unused vacation from one fiscal year to the next, except as authorized by Employers’ Boards of Directors.

(iii)    In addition to paid vacations under this Agreement, Executive shall be entitled, without loss of pay, to be voluntarily absent from work under this Agreement for such additional periods of time and for such valid and legitimate reasons as the Boards of Directors of Employers may in their discretion approve. It is also provided that the Boards of Directors of Employers may grant to Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the Boards of Directors of Employers in their discretion determine.
(iv)    Executive shall be further entitled to an annual sick leave benefit as may be established by the Boards of Directors of Employers.
(v)    In the event of the termination of Executive’s employment pursuant to Agreement paragraph 6 or Agreement paragraph 7, Executive shall be entitled to payment of accrued but unused vacation pay if and as determined in accordance with Employer’s plans and policies, payable on the same terms as earned but unpaid Base Salary as provided under the relevant provisions of Agreement paragraph 6 or Agreement paragraph 7, as applicable.
6.    Benefits Payable Upon Termination due to Death or Disability.
(a)    Death Benefits. Executive’s employment under this Agreement shall terminate automatically upon Executive’s death. If Executive’s employment is terminated by reason of death, Employers shall pay Executive, or as applicable, his designated beneficiary or beneficiaries, or to his estate, as the case may be, any accrued but unpaid Base Salary through the date of termination of Executive’s employment (payable in accordance with Employers’ normal payroll practices), and any earned but unpaid Incentive Compensation for any prior period, pro rata and to the extent earned (payable on the schedule as provided in Agreement paragraph 4(b) above). Any outstanding equity awards shall be subject to the terms and conditions of the applicable plan and applicable award agreement. Except as otherwise provided in Agreement paragraph 4(e) herein, Executive shall have no right to any other compensation or benefits (except for vested benefits under any employee benefit plan in accordance with the terms of the plan and any right to continued health coverage under COBRA or similar state law) for any period after a termination on account of Executive’s death.
(b)    Disability Benefits. Following an event of Disability of Executive, Employers may terminate Executive’s employment. In the event of Executive’s termination following a Disability, Employers shall pay Executive any accrued but unpaid Base Salary through the date of termination of Executive’s employment (payable in accordance with Employers’ normal payroll practices), and any earned but unpaid Incentive Compensation for any prior period, pro rata and to the extent earned (payable on the schedule as provided in Agreement paragraph 4(b) above). In addition, subject to Executive’s compliance with the covenants contained in Agreement paragraph 9, Employers shall further pay Executive 100% of Executive’s then current Base Salary at the time of termination of employment for a period of twelve (12) months (payable in accordance with Employers’ normal payroll practices, without interest), commencing on the first normal payroll date that occurs on or after sixty (60) days following the date of termination of employment. Any outstanding equity awards shall be subject to the terms and conditions of the applicable plan and applicable award agreement.
(c)    Additional Disability Provisions; Offset. In addition, Employers shall continue to provide Executive and Executive’s dependents who are qualified beneficiaries with health insurance coverage as if he were an active employee for a period not to exceed twelve (12) months until the earlier of the end of the twelve (12) month period following the date of Executive’s termination of employment following a Disability or the date on which Executive receives substantially comparable coverage and benefits under the group health plans of a subsequent employer. Executive shall pay the entire premium charged for such coverage based on the COBRA rate for the level of coverage elected. Employers shall reimburse Executive an amount equal to Employers’ portion of the health insurance premiums then paid for active employees for the level of coverage elected by Executive (subject to the provisions of Agreement paragraph 7(e) herein). Notwithstanding the preceding, any amounts payable under Agreement paragraph 6(b) shall be reduced by any amounts paid to Executive pursuant to Section 6(c) herein or under any other disability program or policy of insurance maintained by Employers.
7.    Payments to Executive Upon Other Termination of Employment. The Boards of Directors of Employers may terminate Executive’s employment under this Agreement at any time and for any reason but any termination by Employers other than Termination for Cause shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive may voluntarily terminate his employment under this Agreement. The rights and obligations of Employers and Executive in the event of employment termination (other than in connection with death or Disability) are set forth in this Agreement paragraph 7 as follows:
(a)    Termination for Cause. Following Executive’s Termination for Cause, Employers shall pay Executive any accrued but unpaid Base Salary through the date of termination of Executive’s employment (payable in accordance with Employers’ normal payroll practices), and any earned but unpaid Incentive Compensation for any prior period, pro rata and to the extent earned (payable on the schedule as provided in Agreement paragraph 4(b) above). Any outstanding equity awards shall be subject to the terms and conditions of the applicable plan and applicable award agreement. Executive shall have no right to any other compensation or benefits (except for vested benefits under any employee benefit plan in accordance with the terms of the plan and any right to continued health coverage under COBRA or similar state law) for any period after a Termination for Cause. For purposes of this Agreement, “Termination for Cause,” which shall be determined by Employers’ Boards of Directors in the reasonable exercise of their discretion and acting in good faith, is a termination of Executive’s employment as a result of Executive’s dishonesty; willful misconduct; incarceration for ten (10) or more days; breach of fiduciary duties; intentional failure to perform his job duties; willful violation of any law (other than minor traffic violations or less serious offenses) or a final cease-and-desist order; the regulatory suspension or removal of Executive as defined in Agreement paragraphs 8; Executive’s failure or refusal to follow instructions of the Boards of Directors of Employers; or Executive’s material breach of the terms of this Agreement, which material breach of this Agreement is not cured (to the extent deemed curable by the Boards) by Executive within 10 calendar days after his receipt of Employers’ written notice thereof, including, without limitation, failure by Executive to perform Executive’s duties and responsibilities in the manner and to the extent required under this Agreement. The termination of Executive’s employment shall not be a Termination for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted in good faith by the affirmative vote of not less than two-thirds of the membership of Employers’ Boards of Directors (other than Executive) at a meeting of the Boards called and held for such purpose (after at least fifteen (15) days prior written notice of such meeting and Executive’s alleged improper conduct is communicated to Executive and Executive (together with Executive’s counsel) is given an opportunity to be heard before the Boards of Directors), finding that Executive is guilty of the conduct described as Termination for Cause and specifying in detail the grounds for its decision, and further that the specified conduct remains uncured pursuant to the terms hereof or was not capable of cure. Employers’ Boards of Directors, in their discretion, may place Executive on a paid leave of absence for all or any portion of the period of time from the delivery of the written notice described in this Agreement until the effective date of the Termination for Cause, or the date on which Executive returns to work from such paid leave of absence.
(b)    Event of Termination Without Change of Control. Upon the occurrence of an Event of Termination (for clarity, termination other than for death, Disability or for Cause and other than in connection with a Change of Control as provided in Agreement paragraph 7(c)), Employers shall pay to Executive, or in the event of his subsequent death, to his designated beneficiary or beneficiaries, or to his estate, as the case may be, any accrued but unpaid Base Salary through the date of termination of Executive’s employment (payable in accordance with Employers’ normal payroll practices), and any unpaid Incentive Compensation for any prior period, pro rata and to the extent earned (payable on the schedule as described in Agreement paragraph 4(b) above). Any outstanding equity awards shall be subject to the terms and conditions of the applicable plan and applicable award agreement. In addition, if Executive faithfully and fully abides by all of the covenants contained in Agreement paragraph 9 and the release requirements described herein, Employers shall pay to Executive (or in the event of his death, to his designated beneficiary or beneficiaries or to his estate, as the case may be) as liquidated damages, in lieu of all other claims, (i) a severance payment equal to 2.25 times the sum of Executive’s (A) Base Salary and (B) target bonus under the STIP for the year of termination (the “Target Bonus”) with such severance payment to be paid in twelve (12) equal monthly installments (without interest) in accordance with Employers’ normal payroll practices commencing with the first normal payroll date that occurs on or after the sixtieth (60th) day of Executive’s termination of employment (such twelve (12)-month period commencing on the date of termination of employment, the “Severance Period”), as well as (ii) a pro rata Short-Term Incentive Compensation bonus and a pro rata Long-Term Incentive Compensation bonus (without interest), in each case, to the extent earned, for the performance period during which Executive’s termination of employment occurs, payable on March 1 of the year following the calendar year in which Executive’s termination of employment occurs (provided that in no event shall payments under this clause (ii) result in duplicate payments with respect to unpaid Incentive Compensation as described in the first sentence of this Agreement paragraph 7(b)). In addition, Employers shall continue to provide Executive and Executive’s dependents who are qualified beneficiaries with health insurance coverage as if he were an active employee for a period not to exceed eighteen (18) months until the earlier of the end of the eighteen (18) month period following the date of said Event of Termination or the date on which Executive receives substantially comparable coverage and benefits under the group health plans of a subsequent employer. Executive shall pay the entire premium charged for such coverage based on the COBRA rate for the level of coverage elected. Employers shall reimburse Executive an amount equal to Employers’ portion of the health insurance premiums then paid for active employees for the level of coverage elected by Executive (subject to the provisions of Agreement paragraph 7(e) herein).
In return for the severance payments and benefits described in this Agreement paragraph 7(b), Executive shall agree to execute a full release and waiver acceptable to the Holding Company and the Bank (substantially similar to the Release and Waiver attached hereto as Exhibit “A” and made a part of this Agreement) of all known or unknown claims or causes of action Executive has, had, or may have against Employers, their affiliates and all of the officers, employees, directors and agents of Employers and their affiliates, except that such release shall not apply to (i) any rights of Executive to indemnification under Employers’ Articles of Incorporation or Bylaws or a written agreement or to directors’ and officers’ liability insurance coverage of Employers and its affiliates, (ii) any rights to the severance pay or benefits under this Agreement, (iii) any rights to vested tax-qualified retirement benefits, (iv) any Protected Rights and (v) any rights to continued group health coverage under COBRA or applicable state law. The severance payments and reimbursements described in clause (i) above shall (to the extent provided herein) commence within the sixty (60)-day period described above following Executive’s termination of employment provided Executive has executed the release and the release has become irrevocable before then. If the sixty (60)-day period described in the immediately preceding sentence begins in one calendar year and ends in a later calendar year, the severance payments and reimbursements, if any, shall commence in the later calendar year even if Executive executes the release and it becomes irrevocable in the earlier calendar year. If Executive does not execute the release and the release does not become irrevocable before the sixtieth (60th) day after Executive’s termination of employment, Executive shall not receive the severance payments and reimbursements described in this Agreement paragraph 7(b).
Executive acknowledges and agrees that if he is entitled to benefits under Agreement paragraph 7(b), he shall not be entitled to benefits under Agreement paragraph 7(c), and, similarly, if he is entitled to benefits under Agreement paragraph 7(c), he shall not be entitled to benefits under Agreement paragraph 7(b).
(c)    Event of Termination in Connection With a Change of Control. If, during the term of Executive’s employment under this Agreement and within eighteen (18) months immediately following a Change of Control or within three (3) months immediately prior to such Change of Control, Executive’s employment with Employers under this Agreement is terminated by an Event of Termination (for clarity, termination other than for death, Disability, Cause or as provided in Agreement paragraph 7(b)), Employers shall pay to Executive, or in the event of his subsequent death, to his designated beneficiary or beneficiaries, or to his estate, as the case may be, any accrued but unpaid Base Salary through the date of termination of Executive’s employment (payable in accordance with Employers’ normal payroll practices), and any unpaid Incentive Compensation for any prior period, pro rata and to the extent earned (payable on the schedule as described in Agreement paragraph 4(b) above). Any outstanding equity awards shall be subject to the terms and conditions of the applicable plan and applicable award agreement. In addition, and if Executive faithfully and fully abides by all of the covenants contained in Agreement paragraph 9 and the release requirements described herein, Employers shall pay to Executive (or in the event of his death, to his designated beneficiary or beneficiaries, or to his estate, as the case may be) as liquidated damages, in lieu of all other claims, (i) a severance payment equal to 2.25 times the sum of Executive’s (A) Base Salary plus (B) target bonus under the STIP for the year of termination (that is, Target Bonus), with such severance payment to be paid in twelve (12) equal monthly installments (without interest) in accordance with Employers’ regular payroll practices commencing with the first normal payroll date that occurs on or after the sixtieth (60th) date of Executive’s termination of employment, as well as (ii) a pro rata Short-Term Incentive Compensation bonus and a pro rata Long-Term Incentive Compensation bonus (without interest), in each case, to the extent earned, for the performance period during which Executive’s termination of employment occurs, payable on March 1 of the year following the calendar year in which Executive’s termination of employment occurs (provided that in no event shall payments under this clause (ii) result in duplicate payments with respect to unpaid Incentive Compensation as described in the first sentence of this Agreement paragraph 7(c)). In addition, Employers shall continue to provide Executive and Executive’s dependents who are qualified beneficiaries with health insurance coverage as if he were an active employee for a period not to exceed eighteen (18) months until the earlier of the end of the (18) month period following the date of said Event of Termination or the date on which Executive receives substantially comparable coverage and benefits under the group health plans of a subsequent employer. Executive shall pay the entire premium charged for such coverage based on the COBRA rate for the level of coverage elected. Employers shall reimburse Executive an amount equal to Employers’ portion of the health insurance premiums then paid for active employees for the level of coverage elected by Executive (subject to the provisions of Agreement paragraph 7(e) herein).
In return for the severance payments and benefits described in this Agreement paragraph 7(c), Executive shall agree to execute a full release and waiver acceptable to the Holding Company and the Bank (substantially similar to the Release and Waiver attached hereto as Exhibit “A” and made a part of this Agreement) of all known or unknown claims or causes of action Executive has, had, or may have against Employers, their affiliates and all of the officers, employees, directors and agents of Employers and their affiliates, except that such release shall not apply to (i) any rights of Executive to indemnification under Employers’ Articles of Incorporation or By-Laws or written agreement or to directors’ and officers’ liability insurance coverage of Employers and its affiliates, (ii) any rights to the severance pay or benefits under this Agreement, (iii) any rights to vested tax-qualified retirement benefits, (iv) any Protected Rights, and (v) any rights to continued group health coverage under COBRA or applicable state law. The severance payments described in clause (i) above shall commence within the sixty (60)-day period described above following Executive’s termination of employment provided Executive has executed the release and the release has become irrevocable before then. If the sixty (60)-day period described in the immediately preceding sentence begins in one calendar year and ends in a later calendar year, the severance payments and reimbursements, if any, shall commence in the later calendar year even if Executive executes the release and it becomes irrevocable in the earlier calendar year. If Executive does not execute the release and the release does not become irrevocable before the sixtieth (60th) day after Executive’s termination of employment, Executive shall not receive the severance payment described in this Agreement paragraph 7(c).
(d)    Compliance with Protective Covenants. Notwithstanding anything to the contrary in this Agreement, in the event Executive fails or ceases to fully abide by all of the covenants contained in Agreement paragraph 9, or in the event any court of competent jurisdiction or arbitrator deems any such covenant(s) to be invalid or unenforceable as the result of a challenge by Executive, then Executive acknowledges and agrees that such circumstances shall constitute a failure of consideration and Executive shall not be entitled to any severance payments and/or benefits pursuant to Agreement paragraphs 7(b) or 7(c). If Executive has already received any such severance payments or benefits at the time he violates any such covenant or the covenants are deemed invalid as set forth in the preceding sentence, Executive acknowledges that Employers shall immediately be entitled to recover all such gross amounts in full from Executive.
(e)    Limits on Payments. Executive and Employers intend for all payments under this Agreement to be either outside the scope of Code Section 409A or to comply with its requirements as to timing of payments. Accordingly, to the extent applicable, it is the general intention of the parties that this Agreement shall, to the extent practicable, be operated in accordance with the requirements of Code Section 409A, as amended, and the regulations and rulings thereunder, including any applicable transition rules. Without in any way limiting the foregoing, (i) in the event that Code Section 409A requires that any special terms, provision or conditions be included in this Agreement, then such terms, provisions, and conditions shall, to the extent practicable, be deemed to be made part of this Agreement, and (ii) terms used in this Agreement shall be construed in accordance with Code Section 409A if and to the extent required. Employers shall have authority to take action, or refrain from taking any action, with respect to the payments and benefits under this Agreement that is reasonably necessary to comply with Code Section 409A. Any payments that qualify for the “short-term deferral” exception or another exception under Code Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying Code Section 409A. Notwithstanding anything in this Agreement to the contrary, if any amounts or benefits payable under this Agreement in the event of Executive’s termination of employment constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, payment of such amounts and benefits shall commence when Executive incurs a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h), without regard to any of the optional provisions thereunder, from Employers and any entity that would be considered a single employer with Employers under Code Section 414(b) or 414(c) (as modified by the rules under Code Section 409A) (“Separation from Service”). Such payments or benefits shall be provided in accordance with the timing provisions of this Agreement by substituting the Agreement’s references to “termination of employment” or “termination” with Separation from Service. In addition, if at the time of Executive’s Separation from Service Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), any amount or benefits that the constitute “nonqualified deferred compensation” within the meaning of Code Section 409A that becomes payable to Executive on account of Executive’s Separation from Service shall not be paid until after the earlier of (i) the first (1st) business day of the seventh (7th) month following Executive’s Separation from Service, or (ii) the date of Executive’s death (the “409A Suspension Period”) to the extent required to comply with Code Section 409A. Within fourteen (14) calendar days after the end of the 409A Suspension Period, Executive shall be paid a cash lump sum payment equal to any payments (including interest on any such payments, at an interest rate of not less than the prime interest rate, as published in the Wall Street Journal, over the period such payment is restricted from being paid to Executive) and benefits that the Company would otherwise have been required to provide under this Agreement but for the imposition of the 409A Suspension Period delayed because of the preceding sentence. Thereafter, Executive shall receive any remaining payments and benefits due under this Agreement in accordance with the terms of this Agreement paragraph 7(e) (as if there had not been any 409A Suspension Period beforehand). To the extent not otherwise specified in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (1) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (2) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (3) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (4) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. In the event that this Agreement shall be deemed not to be exempt from or to comply with Code Section 409A, then neither Employers, the Boards, the Committee nor its or their designees or agents shall be liable to Executive or other persons for actions, decisions or determinations made in good faith.
If any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a Change of Control or Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Code Section 280G and would, but for this subparagraph (e), be subject to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the net benefit to Executive of the 280G Payments after payment of the Excise Tax to (ii) the net benefit to Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above shall the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. Any reduction made pursuant to this subparagraph (e) shall be made in a manner determined by the Accounting Firm (as defined below) that maximizes Executive’s economic position and is consistent with the requirements of Code Section 409A. All calculations and determinations under this subparagraph (e) shall be made by Employers’ regular independent accounting firm at the expense of Employers or, at the election and expense of Executive, another nationally recognized independent accounting firm (the “Accounting Firm”) acceptable to Employers. Employers shall instruct the Accounting Firm to make all such calculations and determinations in a manner that is in the best interests of Executive and maximizes Executive’s position. For purposes of making the calculations and determinations required by this subparagraph (e), the Accounting Firm may rely on reasonable, good faith assumptions and approximations concerning the application of Code Section 280G and Code Section 4999. Employers and Executive shall furnish the Accounting Firm with such information and documents as the Accounting Firm may reasonably request in order to make its calculations and determinations under this subparagraph (e). All calculations and determinations by the Accounting Firm shall be binding upon Employers and Executive. If any payments or benefits are reduced under this Agreement pursuant to this subparagraph (e), Executive shall pay all such assessed excise taxes, and any income taxes and additional excise taxes resulting solely from the payment of such excise taxes.
(f)    Voluntary Termination of Employment. If Executive terminates his employment without Good Reason, then Employers shall pay to Executive, or in the event of his subsequent death, to his designated beneficiary or beneficiaries, or to his estate, as the case may be, any accrued but unpaid Base Salary through the date of termination of Executive’s employment (payable in accordance with Employers’ normal payroll practices), and any unpaid Incentive Compensation for any prior period, pro rata and to the extent earned (payable on the schedule as described in Agreement paragraph 4(b) above). Any outstanding equity awards shall be subject to the terms and conditions of the applicable plan and applicable award agreement.
(g)    Additional Payments After Termination. In the event that Executive’s employment is terminated under Agreement paragraphs 7(b) or (c), then Employers shall reimburse Executive an amount equal to the COBRA premium charged Executive for COBRA health continuation coverage for Executive and his eligible dependents for so long as Executive and his eligible dependents are entitled to receive COBRA continuation coverage from Employers under the applicable laws, rules and regulations governing COBRA. For purposes of this Agreement paragraph 7(g) and Executive’s right to elect continued coverage under Employers’ group health plan under COBRA, in the case of a termination of Executive’s employment with Employers under Agreement paragraphs 7(b)

or (c), Executive’s “qualifying event” (within the meaning of Code Section 4980B(0)(3)) shall be deemed to occur as of the date that Employers’ obligation to provide continued health coverage as if he were an active employee under Agreement paragraphs 7(b) or (c) ends. To receive reimbursement under this Agreement paragraph 7(g), Executive must timely enroll in COBRA coverage.
8.    Compliance with Recoupment, Ownership and Other Policies or Agreements; Regulatory Limitations.
(a)    Executive agrees and acknowledges that he is subject to certain forfeiture and recoupment (or “clawback”) restrictions, including but not limited to forfeiture and recoupment provisions if Executive, during employment or following termination of employment, engages in certain specified conduct, including but not limited to violation of policies of Employers or their subsidiaries, breach of non-solicitation, noncompetition, confidentiality or other restrictive covenants, or other conduct by Executive that is determined by Employers to be detrimental to the business or reputation of Employers or any affiliate. In addition, without limiting the effect of the foregoing, as a condition to receipt or retention of any benefits under this Agreement, Employers may, at any time, require that Executive agree to abide by any equity retention policy, stock ownership guidelines, compensation recovery policy and/or other policies that may be adopted by the Holding Company or the Bank or an affiliate thereof, each as in effect from time to time and to the extent applicable to Executive. In addition, Executive acknowledges that he is subject to any such compensation recovery, recoupment, forfeiture or other similar provisions as may apply to Executive under applicable law.
(b)    Without limiting the effect of the foregoing, the following shall apply: if Executive is suspended and/or temporarily prohibited from participating in the conduct of the affairs of the Bank by a notice served under Sections 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. § 1818(e)(3) or (g)(1), the obligations of Employers under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Employers, subject to any bar or prohibition arising from any applicable law or regulation, shall (i) pay Executive the compensation withheld while its contract obligations were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended; provided, however, that Employers’ obligation to pay or reinstate as set forth herein shall not exceed one year of compensation or other obligations, shall be reduced by the amount of any compensation received by Executive from any source during the period of suspension, and shall be contingent upon faithful compliance by Executive with the Protective Covenants in Agreement paragraph 9 throughout such period of suspension. Vested rights of Executive shall not otherwise be affected.
If Executive is removed and/or permanently prohibited from participating in the conduct of the affairs of the Bank by an order issued under Section 8(e)(4) or (g)(l) of the Federal Deposit Insurance Act, 12 U.S.C. § 1818(e)(4) or (g)(1), all obligations of Employers under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties hereto shall not be affected.
9.    Protective Covenants. Executive shall abide by and be bound by the following Protective Covenants:
(a)    Confidential Information and Trade Secrets. During Executive’s employment, the parties acknowledge that Employers shall disclose, or have already disclosed, to Executive for use in Executive’s employment, and Executive shall be provided access to and otherwise shall make use of, acquire, create, or add to certain valuable, unique, proprietary, and secret information of Employers (whether tangible or intangible and whether or not electronically kept or stored), including financial statements, drawings, designs, manuals, business plans, processes, procedures, formulas, inventions, pricing policies, customer and prospect lists and contacts, contracts, sources and identity of vendors and contractors, financial information of customers of Employers, and other proprietary documents, materials, or information indigenous to Employers, relating to their businesses and activities, or the manner in which Employers do business, which is valuable to Employers in conducting their business because the information is kept confidential and is not generally known to Employers’ competitors or to the general public (“Confidential Information”). Confidential Information does not include information generally known or easily obtained from public sources or public records, unless Executive causes the Confidential Information to become generally known or easily obtained from public sources or public records.
To the extent that the Confidential Information rises to the level of a trade secret under applicable law, then Executive shall, during Executive’s employment and for so long as the Confidential Information remains a trade secret under applicable law (or for the maximum period of time otherwise allowed by applicable law) (i) protect and maintain the confidentiality of such trade secrets and (ii) refrain from disclosing, copying, or using any such trade secrets, without Employers’ prior written consent, except as necessary in Executive’s performance of Executive’s duties while employed with Employers.
To the extent that the Confidential Information defined above does not rise to the level of a trade secret under applicable law, Executive shall, during Executive’s employment and for a period of two years following any voluntary or involuntary termination of employment (whether by Employers or Executive), (i) protect and maintain the confidentiality of the Confidential Information and (ii) refrain from disclosing, copying, or using any Confidential Information without Employers’ prior written consent, except as necessary in Executive’s performance of Executive’s duties while employed with Employers.
(b)    Return of Property of Employers. Upon any voluntary or involuntary termination of Executive’s employment (or at any time upon request of Employers), Executive agrees to immediately return to Employers all property of Employers (including, without limitation, all documents, electronic files, records, computer disks or other tangible or intangible things that may or may not relate to or otherwise comprise Confidential Information or trade secrets, as defined by applicable law) that Executive created, used, possessed or maintained while working for Employers from whatever source and whenever created, including all reproductions or excerpts thereof. This provision does not apply to purely personal documents of Executive, but it does apply to business calendars, customer lists, contact information, computer programs, disks and their contents and like information that may contain some personal matters of Executive. Executive acknowledges that title to all such property is vested in Employers.
(c)    Non-Diversion of Business Opportunity. During Executive’s employment with Employers and consistent with Executive’s duties and fiduciary obligations to Employers, Executive shall (i) disclose to Employers any business opportunity that comes to Executive’s attention during Executive’s employment with Employers and that relates to the business of Employers or otherwise arises as a result of Executive’s employment with Employers and (ii) not take advantage of or otherwise divert any such opportunity for Executive’s own benefit or that of any other person or entity without prior written consent of Employers.
(d)    Non-Solicitation of Customers. During Executive’s employment and for a period of twelve (12) months following any employment termination, Executive agrees not to, directly or indirectly, contact, solicit, divert, appropriate, or call upon, with the intent of doing business with, the customers or clients of Employers with whom Executive has had material contact (as such term is defined by Georgia’s Restrictive Covenants Act) during the last year of Executive’s employment with Employers, including prospects of Employers with whom Executive had such contact during said last year of Executive’s employment, if the purpose of such activity is either (i) to solicit such customers or clients or prospective customers or clients for a Competitive Business as herein defined (including, without limitation, any Competitive Business started by Executive) or (ii) to otherwise encourage any such customer or client to discontinue, reduce, or adversely alter the amount of its business with Employers. Executive acknowledges that, due to Executive’s relationship with Employers, Executive shall develop, or has developed, special contacts and relationships with Employers’ clients and prospects, and that it would be unfair and harmful to Employers if Executive took advantage of these relationships.
A “Competitive Business”, as defined in this Agreement, is an enterprise that is in the business of offering banking products and/or services, which services and/or products are similar or substantially identical to those offered by Employers during Executive’s employment with Employers.
(e)    Non-Piracy of Employees. During Executive’s employment and for a period of twelve (12) months following any termination, Executive covenants and agrees that Executive shall not, within the Territory, directly or indirectly: (i) solicit, recruit, or hire (or attempt to solicit, recruit, or hire) or otherwise assist anyone in soliciting, recruiting, or hiring, any employee or independent contractor (which shall not include non-exclusive outside vendors) of Employers who performed work for Employers within the last six (6) months of Executive’s employment with Employers or who was otherwise engaged or employed with Employers at the time of said termination of employment of Executive or

(ii) otherwise encourage, solicit, or support any such employees or independent contractors to leave their employment or engagement with Employers, in either case until such employee or contractor has been terminated or separated from Employers for at least twelve (12) months.
(f)    Non-Compete. During Executive’s employment and for a period of twelve (12) months following any employment termination, Executive agrees not to, directly or indirectly, compete with Employers, as an officer, director, member, principal, partner, shareholder (other than a shareholder in a company that is publicly traded and so long as such ownership is less than five percent (5%)), owner, manager, supervisor, administrator, employee, consultant, or independent contractor, by working in the Territory (as defined herein) for or as a “Competitive Business” (as defined above) in the Territory (as defined herein), in a capacity identical or substantially similar to the capacity in which Executive served at Employers. The “Territory” shall be defined as (i) the following counties in the State of Georgia: Barrow; Bartow; Butts; Carroll; Cherokee; Clayton; Cobb; Coweta; Dawson; DeKalb; Douglas; Fayette; Forsyth; Fulton; Gwinnett; Haralson; Heard; Henry; Jasper; Lamar; Meriwether; Newton; Paulding; Pickens; Pike; Rockdale; Spalding; and Walton, as well as (ii) the area within the city limits of Chattanooga, Tennessee, Knoxville, Tennessee and Charlotte, North Carolina as well as (iii) each county within which Chattanooga, Tennessee, Knoxville, Tennessee and Charlotte, North Carolina are located, as well as (iv) the counties (including those in adjacent states, if any) that are immediately contiguous to the counties referenced in subpart (iii), as well as (v) any counties of any state in which Employers, at the time of termination of Executive’s employment, are operating or providing services, or in which Employers have plans to solicit or engage in business, which plans are known to Executive during the term of Executive’s employment; provided, however, that the Territory described herein is a good faith estimate of the geographic area that is now applicable or that may be applicable at the termination of Executive’s employment as the areas in which Employers do or shall do business during the term of Executive’s employment, and Employers and Executive agree that this non-compete covenant shall ultimately be construed to cover only so much of such estimate as relates to the geographic areas in which Employers do business within the two-year period preceding termination of Executive’s employment.
(g)    Acknowledgment. It is understood and agreed by Executive that the parties have attempted to limit his right to compete only to the extent necessary to protect Employers from unfair competition and that the terms and provisions of this Agreement paragraph 9 are not intended to restrict Executive in the exercise of his skills or the use of knowledge or information that does not rise to the level of a trade secret under applicable law or Confidential Information of Employers (to which trade secrets and Confidential Information Executive has had and/or shall have access and has made and/or shall make use of during employment with Employers). Therefore, in addition to any other remedies, Executive agrees that any violation of the covenants in this Agreement paragraph 9 shall result in the immediate forfeiture of any remaining payment that otherwise is or may become due under this Agreement if applicable. Executive further agrees that should he breach any of the covenants contained in Agreement paragraph 9 of this Agreement, no further amounts shall be paid to Executive pursuant hereto and Executive shall repay to Employers any amounts previously received by Executive hereunder that are attributable to that portion of the payments paid for the period during which Executive was in breach of any of the covenants. Employers and Executive agree that all remedies available to Employers or Executive, as applicable, shall be cumulative.
(h)    Protected Rights. Notwithstanding anything in this Agreement to the contrary, (i) nothing in this Agreement, including but not limited to the release, or other agreement prohibits Executive from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General (the “Government Agencies”), or communicating with Government Agencies or otherwise participating in any investigation or proceedings that may be conducted by Government Agencies, including providing documents or other information; (ii) Executive does not need the prior authorization of Employers to take any action described in (i), and Executive is not required to notify Employers that he or she has taken any action described in (i); and (iii) neither this Agreement nor the release limits Executive’s right to receive an award for providing information relating to a possible securities law violation to the Securities and Exchange Commission. Further, notwithstanding the foregoing, Executive shall not be held criminally or civilly liable under any federal, state or local trade secret law for the disclosure of a trade secret that (x) is made (A) in confidence to a federal, state or local official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation or law; or (y) is made in a compliant or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. The rights described in this subparagraph (h) are referred to in this Agreement as the “Protected Rights.”
It is acknowledged that the purpose of these covenants and promises is (and that they are necessary) to protect Employers’ legitimate business interests, to protect Employers’ investment in the overall development of its business and the good will of its customers, and to protect and retain (and to prevent Executive from unfairly and to the detriment of Employers utilizing or taking advantage of) such business trade secrets and Confidential Information of Employers and those substantial contacts and relationships (including those with customers and employees of Employers) which Executive established due to his employment with Employers.
This Agreement is not intended to preclude Executive’s opportunity to engage in or otherwise pursue occupations in any unrelated or non-competitive field of endeavor, or to engage in or otherwise pursue directly competitive endeavors so long as they meet the requirements of this Agreement. Executive represents that his experience and abilities are such that existence or enforcement of these covenants and promises shall not prevent Executive from earning or pursuing an adequate livelihood and shall not cause an undue burden to Executive or his family.

Executive acknowledges that these covenants and promises (and their respective time, geographic, and/or activity limitations) are reasonable and that said limitations are no greater than necessary to protect said legitimate business interests in light of Executive’s position with Employers and Employers’ business, and Executive agrees to strictly abide by the terms hereof. If any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with, and valid and enforceable under, the law or public policy.
10.    Source of Payments. All payments provided in Agreement paragraphs 4, 6, and 7 shall be paid in cash (including, if applicable, by direct deposit through the Employers’ payroll procedures) from the general funds of Employers, or their successors in interest, as provided herein; and no special or separate fund shall be established by Employers, and no other segregation of assets shall be made to assure payment. Executive shall have no right, title, or interest in or to any investments which Employers may make to meet its payment obligations.
11.    Injunctive Relief/Arbitration. Employers or Executive shall have the right to apply to any court of competent jurisdiction sitting within the State of Georgia for injunctive relief with respect to the enforcement of the covenants and agreements set forth in Agreement paragraph 9. For purposes of the preceding sentence, Employers and Executive agree to, and waive any objection to, personal jurisdiction in any state or federal court sitting in Georgia, and further agree that such courts shall be the sole and exclusive venue for any such court actions. This remedy shall be in addition to, and not in limitation of, any other rights or remedies to which Employers or Executive are or may be entitled at law or in equity respecting this Agreement. All other disputes or claims for relief arising from or related to this Agreement, Executive’s employment with Employers, or the termination of Executive’s employment with Employers, or as to arbitrability shall be brought and resolved in binding arbitration before the American Arbitration Association. The arbitration shall be conducted under the AAA National Rules for the Resolution of Employment Disputes. Employers and Executive agree that the arbitration shall be conducted in Atlanta, Georgia, and that Georgia law shall govern all issues, including but not limited to enforcement or enforceability of restrictive covenants. Judgment upon any award rendered by the arbitrator may be challenged or entered only in the Superior Court of Fulton County, Georgia, or in the U.S. District Court for the Northern District of Georgia (Atlanta Division).
12.    Attorneys’ Fees. In the event any party hereto is required to engage in legal action, whether before a court of competent jurisdiction or before the American Arbitration Association, against any other party hereto, either as plaintiff or defendant, in order to enforce or defend any of its or his rights under this Agreement, and such action results in a final judgment in favor of one or more parties, then the party or parties against whom said final judgment is obtained shall reimburse the prevailing party or parties for all legal fees and expenses incurred by the prevailing party or parties in asserting or defending its or his rights hereunder. Furthermore, if following a Change of Control Executive must bring a claim to enforce Executive’s rights, and such claim results in payments to Executive, then whether or not reduced to a final judgment, Executive shall be reimbursed for reasonable legal fees incurred. Any such reimbursements shall be made in accordance with Agreement paragraph 7(e).

13.    No Duty to Mitigate. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any provisions of this Agreement and, except as provided in Agreement paragraph 8 (and Agreement paragraphs 6(c), 7(b) and 7(c) regarding health insurance coverage), such amounts shall not be reduced regardless of whether Executive obtains other employment.
14.    Tax Matters. Executive acknowledges that Employers shall deduct from any compensation payable to Executive or payable on his behalf under this Agreement all applicable federal, state, and local income and employment taxes and other taxes and withholdings required by law. Executive acknowledges that Employers have made no representation or warranty regarding the tax consequences associated with the benefits described under this Agreement, that Executive agrees to pay any federal, state, and local taxes for which he may be personally liable as a result of the benefits conveyed under this Agreement, and that Employers have no obligation to achieve any certain tax result for Executive.
15.    Effect of Prior Agreements. This Agreement constitutes the entire agreement between the parties concerning the subject matter of this Agreement. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Executive acknowledges and represents that, in executing this Agreement, he did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by Employers or any of its officers, directors, attorneys, agents, or representatives, except as expressly contained in this Agreement. This Agreement supersedes any prior employment agreement and any contemporaneous oral agreement or understanding by or between Employers and Executive, including but not limited to the Original Agreement, which shall be of no force or effect as of the Effective Date of this Agreement, and Executive acknowledges and agrees that he shall have no further rights under the Original Agreement as of the Effective Date of this Agreement.
16.    General Provisions.
(a)    Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Executive, his beneficiaries or legal representatives, without the prior written consent of Employers; provided, however, that nothing in this Agreement paragraph 16(a) shall preclude (i) Executive from designating a beneficiary to receive any benefits payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of Executive or his estate from assigning any rights hereunder to the person or persons entitled thereto. Employers may assign this Agreement without the consent of Executive.
(b)    No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

(c)    Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, Employers and Executive and their respective heirs, successors, assigns, and legal representatives.
(d)    No Bar. Executive acknowledges and agrees that the existence of any claim or cause of action against Employers shall not constitute a defense to the enforcement by Employers of Executive’s covenants, obligations, or undertakings in this Agreement.
(e)    No Conflicting Obligations. Executive hereby acknowledges and represents that his execution of this Agreement and performance of employment-related obligations and duties for Employers shall not cause any breach, default, or violation of any other employment, nondisclosure, confidentiality, non-competition, or other agreement to which Executive may be a party or otherwise bound.
Moreover, Executive hereby agrees that he shall not use in the performance of such employment-related obligations and duties for Employers or otherwise disclose to Employers any trade secrets or confidential information of any person or entity (including any former employer) if and to the extent that such use or disclosure may cause a breach or violation of any obligation or duty owed to such employer, person, or entity under any agreement or applicable law.
17.    Modification and Waiver.
(a)    Amendment of Agreement. Subject to Agreement paragraph 18 below, this Agreement may not be modified or amended except by an instrument in writing, signed by the parties hereto, and which specifically refers to this Agreement.
(b)    Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
18.    Severability. If for any reason any provision of this Agreement is held invalid, the parties agree that the court or arbitrator shall modify the provision(s) (or subpart(s) thereof) to make the provision(s) (or subpart(s) thereof) and this Agreement valid and enforceable to the fullest extent permitted by applicable law. Any invalid provision shall not affect any other provision of this Agreement not held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

19.    Headings. The headings of the Agreement paragraphs are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
20.    Governing Law; Venue. This Agreement has been executed and delivered in the State of Georgia, and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Georgia. Employers and Executive further agree to, and waive any objection to, personal jurisdiction in any state or federal court sitting in Georgia, and further agree that such courts shall be the sole and exclusive venue for any court actions.
21.    Rights of Third Parties. Nothing herein expressed or implied is intended to or shall be construed to confer upon or give to any person, firm, or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.
22.    Non-Disparagement. During the Employment Term, and thereafter, Executive shall not make any disparaging remarks, or any remarks that could reasonably be construed as disparaging, regarding Employers, their subsidiaries, or the officers, directors, employees, stockholders, representatives or agents of the foregoing. Employers shall, except to the extent otherwise required by applicable laws, rules or regulations or as appropriate in the exercise of the Boards’ fiduciary duties (as determined by the Boards with advice of counsel), exercise reasonable efforts to cause the following individuals to refrain from making any disparaging statements, orally or in writing, regarding Executive from and after the termination of the Employment Term: Employers’ executive officers and members of the Boards.
23.    Notices. All notices, requests, demands, and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the United States by registered or certified mail, or personally delivered, to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

To Employers:	Chairman Board of Directors Atlantic Capital Bank 3280 Peachtree Road Suite 1600 Atlanta, Georgia 30326
Copied to Employers’ counsel:	Steven S. Dunlevie, Esq. Womble Bond Dickinson (US) LLP 271 17th Street, N.W. Suite 2400 Atlanta, Georgia 30363
To Executive:	Douglas L. Williams 715 Whitemere Court Atlanta, Georgia 30327
Copied to Executive’s counsel:	James Stevens Troutman Sanders LLP 600 Peachtree Street, NE, Suite 5200* Atlanta, Georgia 30308 (*Suite 3000 effective March 1, 2018)
Any notice to Employers is ineffective if not also sufficiently given to its counsel.
24.    No Limitation of Rights. Nothing in this Agreement shall limit or prejudice any rights of Employers under any other laws.
25.    Counterparts. This Agreement may be signed in any number of counterparts, including via facsimile transmission, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
26.    Certain Interpretative Matters. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or his or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.
[Signatures on next page]

IN WITNESS WHEREOF, the Holding Company and the Bank have caused this Agreement to be executed and their seals to be affixed hereunto by their duly authorized officers, and Executive has signed this Agreement, as of the date set forth above to be effective as of the Effective Date set forth above.
ATTEST:                    ATLANTIC CAPITAL BANCSHARES, INC.

/s/ Brenda J. Bedsole             By:    /s/ Richard A. Oglesby, Jr.
Name: Brenda J. Bedsole            Name:    Richard A. Oglesby, Jr.
(Assistant) Secretary                Title:    Executive Vice President
(CORPORATE SEAL)

ATTEST:                    ATLANTIC CAPITAL BANK

/s/ Brenda J. Bedsole             By:    /s/ Richard A. Oglesby, Jr.
Name: Brenda J. Bedsole            Name:    Richard A. Oglesby, Jr.
(Assistant) Secretary                Title:    Executive Vice President
(BANK SEAL)

/s/ Annette Rollins                /s/ Douglas L. Williams
Witness                    DOUGLAS L. WILLIAMS

EXHIBIT A
RELEASE
In exchange for certain termination payments, benefits and promises set forth in that certain Employment Agreement by and among Atlantic Capital Bank, N.A., Atlantic Capital Bancshares, Inc. and Douglas L. Williams (the “Executive”), dated November 17, 2017 (the “Employment Agreement”), certain of which Executive would not otherwise be entitled, Executive, knowingly and voluntarily releases Atlantic Capital Bancshares, Inc. and Atlantic Capital Bank, N.A., their respective subsidiaries, affiliates or related corporations, together with their officers, directors, agents, employees and representatives (collectively, the “Employer”), of and from any and all claims, demands, obligations, liabilities and causes of action, of whatsoever kind in law or equity, whether known or unknown, which Executive has, may have or ever had against Employer based upon any acts, omissions or events occurring on or before the date of the execution of this Release, including but not limited to claims in common law, whether in contract or in tort, or in equity, including claims of equitable or promissory estoppel, and causes of action under the Age Discrimination in Employment Act, 29 U.S.C. Sections 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. Sections 2000e et seq., the Employee Retirement Income Security Act, 29 U.S.C. Sections 1001 et seq., the Americans with Disabilities Act, 29 U.S.C. Section 12101 et seq., and all other federal, state or local laws, ordinances or regulations, for any losses, injuries or damages (including compensatory or punitive damages), attorney’s fees and costs arising out of employment or termination from employment with Employer. Notwithstanding the foregoing, Executive does not waive or release Employer from any claims, demands, obligations, liabilities or causes of action that may hereafter arise as the result of the breach by Employer of its obligations under the Employment Agreement.
Executive acknowledges that he received this Release on the date of termination. Executive acknowledges that he has had a period of twenty-one (21) days from the date of receipt of this Release to consider it. Executive acknowledges that he has been given the opportunity to consult an attorney prior to executing this Release. This Release shall not become effective or enforceable until seven (7) days following its execution by Executive. Prior to the expiration of the seven (7) day period, Executive may revoke Executive’s consent to this Release.
Executive acknowledges by executing this Release that Executive has returned to Employer all Employer property in Executive’s possession.
Executive acknowledges that the discussions and negotiations relating to Executive’s termination, the Employment Agreement and this Release are confidential and, unless otherwise required by law or for the purposes of enforcing this Release or when needed to consult with Executive’s immediate family or tax or legal advisors, neither Executive nor Executive’s agents shall divulge, publish or publicize any such confidential information to any third parties or the media, or to any current or former employee, customer or client of Employer or its businesses or any of its affiliates.
Notwithstanding anything in this Release to the contrary, (a) nothing in this Release, the Employment Agreement or other agreement prohibits Executive from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General (the “Government Agencies”), or communicating with Government Agencies or otherwise participating in any investigation or proceedings that may be conducted by Government Agencies, including providing documents or other information; (b) Executive does not need the prior authorization of Employer to take any action described in (a), and Executive is not required to notify Employer that he or she has taken any action described in (a); and (c) neither this Release nor the Employment Agreement limits Executive’s right to receive an award for providing information relating to a possible securities law violation to the Securities and Exchange Commission. Further, notwithstanding the foregoing, Executive shall not be held criminally or civilly liable under any federal, state or local trade secret law for the disclosure of a trade secret that (x) is made (i) in confidence to a federal, state or local official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation or law; or (y) is made in a compliant or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
EXECUTIVE ACKNOWLEDGES HE FULLY UNDERSTANDS THE CONTENTS OF THIS RELEASE AND EXECUTES IT FREELY AND VOLUNTARILY, WITHOUT DURESS, COERCION OR UNDUE INFLUENCE.

Signed:                             Date:
Executive